Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS THIRD QUARTER

FISCAL 2009 RESULTS

MEDFORD, Oregon, May 8, 2009 – Harry & David Holdings, Inc., announced today financial results for its third fiscal quarter ended March 28, 2009. All results reflect continuing operations net of the Company’s divestiture of its Jackson & Perkins business in April 2007 and include the additions of the Wolferman’s and Cushman’s Fruit Company businesses acquired in January 2008 and August 2008, respectively.

“Overall we are pleased with our fiscal third quarter results; specifically, with the addition of Cushman’s sales, inventory management and the resulting gross profit impact, and an overall reduction in payroll and other SGA expenses,” said Bill Williams, President and CEO. “These improvements resulted in a $4.9 million increase over last year in operating cash flow from continuing operations.”

Net sales for the thirteen-week period ended March 28, 2009 were $74.9 million, an increase of $6.6 million, or 9.7%, from the thirteen-week period ended March 29, 2008. The year-over-year increase was primarily due to the addition of Cushman’s Fruit Company business, a timing shift in Fruit-of-the-Month Club® product shipments into the third fiscal quarter this year from the second fiscal quarter last year, and higher sales from our Wolferman’s® direct marketing brand. These positive results were partially offset by lower sales in the Harry & David® brand primarily as a result of increased markdowns and discounts and to a lesser extent, the shift of Easter sales into the fourth fiscal quarter this year.

Gross profit margin was 30.3% in the third quarter of fiscal 2009, up 140 bps from 28.9% in the same period last year. The increase was the result of lower fixed and variable overhead costs from the Company’s expense reduction initiatives, favorability from the utilization of previously reserved inventory and lower freight expenses.

For the third quarter of 2009, selling, general and administrative expenses increased $1.6 million to $48.8 million from $47.2 million in the same period last year due to the operating expenses associated with

Cushman’s, increases in severance and pension costs significantly offset by the Company’s cost reduction initiatives.

For the third quarter of 2009, EBITDA from continuing operations, which the Company defines in the attached table disclosures, was $(20.9) million, compared to $(22.1) million in the same period last year. Pre-tax loss from continuing operations for the third quarter of 2009 was $30.9 million, compared to $32.2 million reported in the same period last year. The improvement was primarily due to the acquisition of Cushman’s and the impact of cost reduction initiatives, partially offset by one-time severance charges.

Net loss from continuing operations for the third quarter of 2009 was $18.2 million, reflecting an effective tax rate of 41.1%, compared to a net loss of $21.0 million, reflecting an effective tax rate of 34.8%, reported in the same period last year.

Net sales for the thirty-nine week period ended March 28, 2009 were $435.2 million, a decrease of $52.5 million, or 10.8%, from the thirty-nine week fiscal 2008 period.

EBITDA from continuing operations for the thirty-nine week period ended March 28, 2009 was $25.1 million, a decrease of $53.3 million from prior year. The decrease is primarily due to performance in the Company’s second fiscal quarter 2009.

Pre-tax loss from continuing operations for the thirty-nine week period ended March 28, 2009 was $7.1 million, compared to income of $46.2 million in the same period ended March 29, 2008. Net loss from continuing operations for the year-to-date period in 2009 was $3.9 million, compared to net income of $28.9 million reported in the same period in 2008.

The full interim results for the third fiscal quarter ended March 28, 2009 will be filed with the SEC in the Company’s quarterly report on Form 10-Q no later than May 12, 2009. The third quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, continued fuel, energy and other commodity fluctuations, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “should”, “expect”, “plan”, “anticipate”, “intend’, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, May 8, 2009 at 11:30 a.m. Pacific (2:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-762-8779 and international participants should dial 1-480-248-5081, conference ID is 3999569. Participants are encouraged to dial in to the conference call five minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through May 22, 2009 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, replay pass code 3999569.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David®, Wolferman’s® and Cushman’s™ brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 140 stores across the country.

CONTACTS:
Media Contact	Investor Contact
Bill Ihle, EVP Corp. Relations	Steve O’Connell, CFO
bihle@harryanddavid.com	soconnell@harryanddavid.com
(541) 864-2145	(541) 864-2164

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share and Per Share Data)

	March 28, 2009	June 28, 2008	March 29, 2008
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$33,581	$40,792	$80,132
Short-term investments	—	15,033	10,000
Trade accounts receivable, net	4,184	2,084	3,201
Other receivables	3,459	2,843	4,816
Inventories, net	41,366	54,463	48,293
Deferred catalog expenses	4,265	6,258	5,328
Deferred income taxes	1,010	3,230	2,771
Other current assets	8,866	7,491	10,234

Total current assets	96,731	132,194	164,775
Fixed assets, net	150,528	162,214	162,950
Goodwill	11,000	3,690	3,454
Intangibles, net	33,418	45,677	46,267
Deferred financing costs, net	6,568	9,266	9,914
Other assets	3,403	3,596	4,005
Deferred income taxes	324	—	—

Total assets	$301,972	$356,637	$391,365

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$10,299	$18,981	$13,272
Accrued payroll and benefits	14,437	14,052	14,611
Deferred revenue	22,497	17,072	24,651
Income taxes payable	19,360	23,610	40,444
Accrued interest	1,470	5,523	1,856
Other accrued liabilities	3,879	4,527	3,241
Current portion of capital lease obligations	642	647	318

Total current liabilities	72,584	84,412	98,393
Long-term debt and capital lease obligations	198,671	235,599	235,351
Accrued pension liabilities	24,088	17,494	15,416
Deferred income taxes	—	4,074	1,528
Other long-term liabilities	10,162	10,906	10,751

Total liabilities	305,505	352,485	361,439

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10	10
Additional paid-in capital	6,547	6,191	5,996
Accumulated other comprehensive income (loss), net of taxes	(7,992)	(3,558)	(2,004)
Retained earnings (accumulated deficit)	(2,098)	1,509	25,924

Total stockholders’ equity (deficit)	(3,533)	4,152	29,926

Total liabilities and stockholders’ equity (deficit)	$301,972	$356,637	$391,365

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net sales	$74,912	$68,315	$435,245	$487,747
Cost of goods sold	52,194	48,546	249,702	252,149

Gross profit	22,718	19,769	185,543	235,598

Operating expenses:
Selling, general and administrative	48,548	46,969	190,917	171,676
Selling, general and administrative – related party	250	250	750	750

	48,798	47,219	191,667	172,426

Operating income (loss)	(26,080)	(27,450)	(6,124)	63,172

Other (income) expense:
Interest income	(22)	(1,292)	(246)	(2,157)
Interest expense	4,870	6,059	16,694	19,363
Gain on debt repayment	–	–	(15,416)	(303)
Other (income) expense, net	(27)	7	(50)	55

	4,821	4,774	982	16,958

Income (loss) from continuing operations before income taxes	(30,901)	(32,224)	(7,106)	46,214
Provision (benefit) for income taxes	(12,702)	(11,227)	(3,165)	17,333

Net income (loss) from continuing operations	(18,199)	(20,997)	(3,941)	28,881

Discontinued operations:
Gain on sale of Jackson & Perkins	22	42	64	242
Operating income (loss) from discontinued operations	146	274	485	(28)
Provision for income taxes on discontinued operations	69	110	215	72

Net income from discontinued operations	99	206	334	142

Net income (loss)	$(18,100)	$(20,791)	$(3,607)	$29,023

Basic net income (loss) per share:
Continuing operations	(17.61)	(20.33)	(3.81)	27.97
Discontinued operations	0.10	0.20	0.32	0.14

Total basic net income (loss) per share	$(17.52)	$(20.14)	$(3.49)	$28.11

Diluted net income (loss) per share:
Continuing operations	(17.61)	(20.33)	(3.81)	27.69
Discontinued operations	0.10	0.20	0.32	0.14

Total diluted net income (loss) per share	$(17.52)	$(20.14)	$(3.49)	$27.82

Weighted-average shares used in per share calculations:
Basic	1,033,295	1,032,576	1,033,295	1,032,455

Diluted	1,033,295	1,032,576	1,033,295	1,043,111

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	March 28, 2009	March 29, 2008
Operating activities
Net income (loss)	$(3,607)	$29,023
Less: Net income (loss) from discontinued operations	334	142

Net income from continuing operations	(3,941)	28,881
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	14,388	13,464
Amortization of intangible assets	1,397	1,532
Amortization of deferred financing costs	1,842	1,956
Stock option compensation expense	356	414
Loss on disposal and impairment of fixed assets and other long-lived assets	15,070	1,700
Gains on short-term investments	(64)	(162)
Deferred income taxes	471	(27,362)
Amortization of deferred pension loss, net of taxes	1,418	—
Gain on debt repayment	(15,416)	(303)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(2,997)	(1,978)
Inventories	13,741	15,791
Deferred catalog expenses and other assets	969	(785)
Accounts payable	(8,838)	(10,586)
Accrued liabilities	(5,482)	(9,104)
Income taxes	(4,250)	41,218
Accrued pension liabilities	(2,122)	(5,368)
Deferred revenue	5,425	8,659

Net cash provided by operating activities from continuing operations	11,967	57,967
Net cash provided by operating activities from discontinued operations	881	3,086

Net cash provided by operating activities	12,848	61,053

Investing activities
Acquisition of fixed assets	(6,005)	(14,638)
Acquisition of business	(8,509)	(23,104)
Acquisition of available-for-sale securities		(10,000)
Proceeds from the sale of fixed assets	19	21
Proceeds from the sale of held-to-maturity securities	5,000
Proceeds from the sale of available-for-sale securities	10,097	24,978

Net cash provided by (used in) investing activities from continuing operations	602	(22,743)
Net cash provided by investing activities from discontinued operations	—	3,161

Net cash provided by (used in) investing activities	602	(19,582)

Financing activities
Borrowings of revolving debt	113,000	63,000
Repayments of revolving debt	(113,000)	(63,000)
Repayments of capital lease obligations	(295)	(1,366)
Repayments of long-term debt	(20,366)	(9,405)
Payments for deferred financing costs		(10)
Proceeds from exercise of stock options	—	34

Net cash used in financing activities from continuing operations	(20,661)	(10,747)

Increase (decrease) in cash and cash equivalents	(7,211)	30,724
Cash and cash equivalents, beginning of period	40,792	49,408

Cash and cash equivalents, end of period	$33,581	$80,132

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided By (Used In) Operating Activities

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net income (loss) from continuing operations	$(18,199)	$(20,997)	$(3,941)	$28,881
Interest expense, net from continuing operations	4,848	4,767	16,448	17,206
Provision (benefit) for income taxes from continuing operations	(12,702)	(11,227)	(3,165)	17,333
Depreciation and amortization from continuing operations	5,178	5,391	15,785	14,996

EBITDA from continuing operations (1)	$(20,875)	$(22,066)	$25,127	$78,416
Interest expense, net from continuing operations	(4,848)	(4,767)	(16,448)	(17,206)
Provision for income taxes from continuing operations	12,702	11,227	3,165	(17,333)
Amortization of deferred financing costs	594	645	1,842	1,956
Stock option compensation expense	118	130	356	414
Loss on disposal and impairment of fixed assets, goodwill, and other intangibles	11	1,156	15,070	1,700
Gain on short-term investments	—	—	(64)	(162)
Deferred income taxes	(1,993)	(597)	471	(27,362)
Amortization of deferred pension loss	1,360	—	1,418	—
Gain on debt repayment	—	—	(15,416)	(303)
Changes in operating assets and liabilities from continuing operations	(47,094)	(50,667)	(3,554)	37,847
Net cash provided by discontinued operations	146	1,212	881	3,086

Net cash provided by (used in) operating activities	$(59,879)	$(63,727)	$12,848	$61,053

In the thirteen-week period ended March 28, 2009, net loss and EBITDA from continuing operations included:

•	$287 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$145 of integration expenses related to our acquisitions;

•	$11 loss on disposal of fixed assets;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$2,127 of severance payroll expenses;

•	$458 severance related benefits and outplacement services;

•	$1,529 of inventory reserve benefit;

•	$26 gain on FIN 48 tax adjustment; and

•	$196 in approved relocation and recruitment charges.

In the thirteen-week period ended March 29, 2008, net loss and EBITDA from continuing operations included:

•	$1,574 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$11 of employee executive recruiting charges;

•	$1,156 loss on disposal and impairment of fixed assets;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$325 of severance and re-organization payroll and benefits;

•	$164 gain on FIN 48 tax adjustment;

•	$442 non-recurring inventory adjustment related to ERP conversion in the third quarter; and

•	$172 inventory step-up purchase accounting adjustment.

In the thirty-nine week period ended March 28, 2009, net loss and EBITDA from continuing operations included:

•	$1,336 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$300 of income associated with a vendor settlement;

•	$631 of integration expenses related to our acquisitions;

•	$87 of expense related to inventory step-up amortization related to our acquisition;

•	$54 loss on disposal of fixed assets;

•	$15,416 net gain on repayment of long-term debt;

•	$750 of fees paid to Wasserstein and Highfields under the management agreement;

•	$2,544 of severance payroll expenses;

•	$458 severance related benefits and outplacement services;

•	$15,016 of expenses recognized for impaired assets;

•	$3,899 of inventory reserve expenses;

•	$48 gain on FIN 48 tax adjustment;

•	$89 of expenses related to land rezoning; and

•	$196 of approved relocation and recruitment charges.

In the thirty-nine week period ended March 29, 2008, net income and EBITDA from continuing operations included:

•	$3,323 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$150 of employee executive recruiting charges;

•	$1,700 loss on disposal and impairment of fixed assets;

•	$303 net gain on prepayment of long-term debt;

•	$750 of fees paid to Wasserstein and Highfields under the management agreement;

•	$304 of costs associated with legal settlements;

•	$698 of severance and re-organization payroll and benefits;

•	$164 gain on FIN 48 tax adjustment;

•	$442 non-recurring inventory adjustment related to ERP conversion in the third quarter; and

•	$172 inventory step-up purchase accounting adjustment.

(1) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.